Exhibit 99.1

Dime Community Bancshares, Inc. Provides Status Update on Loan Deferrals

Brooklyn, NY – January 12, 2021 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime” or “its”), the parent company of Dime Community Bank (the “Bank”), announced today a status update on loan deferrals within its portfolio. The Company is seeing positive trends as loans continue to exit deferment.

As of December 31, 2020, Principal and Interest (“P&I”) deferrals decreased to $37.1 million or 0.7% of the total loan portfolio. An additional 3.4% of our portfolio is comprised of loans that are paying full interest and escrow, and only deferring principal payments.

Mr. Kenneth J. Mahon, Chief Executive Officer (“CEO”) of the Company, commented, “We are encouraged by the positive trends we are seeing in our loan portfolio. The decrease in our deferrals is a result of our ability to work closely with our borrowers towards reasonable resolutions.”

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.62 billion in consolidated assets as of September 30, 2020. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

Contact: Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909